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                                                                 Exhibit: 10.25T

                                                    SI Contract #RC9-721033-0000
                                                   ACK # 527-8300-1007-5920-0604

                        SMITHSONIAN/SOUNDPRINTS AGREEMENT

         LICENSE AGREEMENT made this 17th day of June, 1997, between the SMITHSONIAN INSTITUTION (herein called "Smithsonian") an educational, non-profit organization established by the Congress of the United States in 1846 (20 U.S.C. 41 et seq.) and having its principal offices at 1000 Jefferson Drive, S.W., Washington, D.C. 20560 and SOUNDPRINTS, (herein called "SOUNDPRINTS", a division of Trudy Corporation, (formally licensed with Smithsonian as Trudy Corporation, a corporation having its principal place of business at 353 Main Avenue, Norwalk, Connecticut 06851.

         WHEREAS Smithsonian is desirous of encouraging the development of quality products which are uniquely related to Smithsonian and its collections and which are in keeping with the dignity, history, and traditions of Smithsonian, and which will enable Smithsonian to further its mandate "for the increase and diffusion of knowledge among men"; and

         WHEREAS SOUNDPRINTS is a leading manufacturer of children's illustrated storybooks with accompanying toys and audio tapes, children's plush toys and accompanying illustrated storybooks and audio tapes in the toy and children's storybook industry and desires to develop quality products which are inspired by Smithsonian and its collections, and which are in keeping with the dignity, history and traditions of Smithsonian; and

         WHEREAS SOUNDPRINTS desires to acquire the right to utilize the name and the trademark of Smithsonian upon and in connection with said products; and

         WHEREAS Smithsonian has the rights to said name, it having devolved under the will of James Smithson, benefactor, and been designated by the Congress of the United States as the official name of the Institution, and being well known and recognized by the general public mind with the same Smithsonian, and it being registered accordingly in the United States Patent and Trademark Office; and,

         WHEREAS SOUNDPRINTS and Smithsonian entered into an agreement dated August 11, 1988 (SI Contract # RPC-700038-0002), and whereby both Parties intend this Agreement, as set forth below, to supercede that agreement and any other existing contracts or other agreed upon terms and conditions between the parties;

         NOW, THEREFORE, in consideration of the premises and mutual Agreements herein contained, the parties agree with each other as follows:

1. GRANT OF LICENSE Smithsonian grants to SOUNDPRINTS for the term of this Agreement, subject to the terms and conditions herein contained, a personal and non-transferable


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license to utilize the name "Smithsonian Institution," and "Smithsonian" (herein called the Name") but only for the products and purposes set forth herein. SOUNDPRINTS shall use the license granted hereunder solely in connection with the design, development, manufacture, marketing, distribution and sale (herein called "development") of the products specified in Schedule A (herein such products are called "Smithsonian Products") under the SOUNDPRINTS label.

         Smithsonian agrees not to issue to any other party a license to use its name in connection with the production or sale of products which in its judgment would directly compete against the products specified herein without first conferring with SOUNDPRINTS.

COSTS Except as expressly stated in Section II with regard to indemnification expenses and Section 13 with regard to copyright and/or trademark expenses, it is understood that all costs associated with the development of Smithsonian Products, whether approved or disapproved at any stage by Smithsonian, shall be borne by SOUNDPRINTS, and Smithsonian has no responsibility for any such costs.

APPROVALS Prior to the start of the approval process, Smithsonian shall provide SOUNDPRINTS the proper bibliographic resource and reference materials for the artist and author, prior to the start of each development project. When deemed necessary by Smithsonian, the conversations between the appropriate curator and the SOUNDPRINTS' artist shall be instituted. All such materials shall be subject to the terms of the Trademark and Design Protection Agreement set forth in Schedule D.

         a. All manufacturing shall be fine quality and comply with the highest product specifications, standards, and quality control procedures. SOUNDPRINTS agrees to furnish Smithsonian with samples of Smithsonian Products in their consecutive planned stages of development for inspection and judgment of accuracy, quality, style and appropriateness by editorial and other Smithsonian staff. No Smithsonian Product will be manufactured or sold by SOUNDPRINTS until Smithsonian has given written approval at each appropriate stage. There will be a minimum of seven (7) production stages for the Smithsonian to approve prior to the approval of the final sample of each product, including, but not limited to, approval of the concept, preliminary draft manuscripts, sketches, final manuscript, cover art and, final art. A mutually agreed upon timetable for concept and design approvals is set forth in Schedule B and is hereby incorporated into this contract. This schedule incorporates the time necessary to allow SOUNDPRINTS' production schedule and to ensure proper review and comment by Smithsonian's curatorial staff. Smithsonian agrees not to unreasonably withhold approval or reasonably delay notice of disapproval to SOUNDPRINTS at any stage in conformance with the agreed upon schedules. Approval of the final sample by Smithsonian will be the last stage of approval. All final finished samples approved by Smithsonian will be retained unchanged by SOUNDPRINTS and they may be inspected by Smithsonian at any time during the term of this agreement or within two (2) years thereafter. Any deviation in quality from the approved schedule shall be grounds for Smithsonian to terminate this agreement. This procedure will be


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followed for each Smithsonian Product before its manufacture or sale, whichever comes first.

         b. SOUNDPRINTS shall submit for Smithsonian's prior written approval: galleys, drafts, and samples of all packaging, advertising and marketing devices associated with each Smithsonian Product. SOUNDPRINTS also shall provide, based on material supplied by Smithsonian, appropriate educational/informational textual material with each Smithsonian product sold. Final text shall be approved in writing by Smithsonian before final production may begin.

         c. SOUNDPRINTS agrees that the Name possesses a special, unique and extraordinary character. If at any time Smithsonian deems that the continued development, manufacture or sale of any Smithsonian Product will harm, bring into disrepute, or affect the integrity of the Name, or is not in keeping with the dignity, history and traditions of the Smithsonian Institution, Smithsonian shall have the right to withdraw its approval previously given. SOUNDPRINTS shall be afforded the right to dispose of its remaining inventory of the item in question for a period of six (6) months accordingly to the terms of Section 17 herein.

         d. Except as otherwise provided herein, SOUNDPRINTS shall not refer to Smithsonian or any of its museums, organizations, or facilities in any manner or through any medium, whether written, oral, or visual, for any purpose whatsoever, including but not limited to advertising, marketing, promotion, publicity or on any letterhead by any company.

4. PRODUCT SPECIFICATION

         a. Smithsonian encourages SOUNDPRINTS and all of its licensees to manufacture Smithsonian Products in the United States of America or its Territories in keeping with the spirit and intent of the Buy American Act (41 USCS Sections 10a et seq.). In the event that Smithsonian Products will be manufactured in whole or in part offshore, SOUNDPRINTS will provide Smithsonian written justification for such action, and proof that SOUNDPRINTS has adequately researched the feasibility of U.S. production.

         b. It is understood that SOUNDPRINTS shall manufacture Smithsonian Products in its current contracted factories, plants, or workshops. Any agency or sublicense, and/or any change in country of manufacture must be approved based on a prior written request by SOUNDPRINTS and prior written approval by Smithsonian. In the event that SOUNDPRINTS subcontracts elements of Smithsonian Products, SOUNDPRINTS agrees that, prior to any product development or manufacture by a third party, it will execute a Trademark and Design Protection Agreement (a sample of such and suggested wording is incorporated into Schedule
D) which, among other things, will expressly prohibit said third party from using the name and/or names of any Smithsonian offices, bureaus and/or Smithsonian trademarks. In addition, such agreement will prohibit any third party from exploiting in any manner its association with the Smithsonian, its collections, products, or components or derivatives thereof. Each of the above mentioned Trademark and Design Protection Agreements shall be kept on file


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by SOUNDPRINTS.

         c. SOUNDPRINTS agrees that every Smithsonian Product shall bear an appropriate identification to avoid confusion in the public mind between the reproduction and the original artifact. The form and use of this identification must be approved, in advance, by Smithsonian.

         d. SOUNDPRINTS further represents and warrants that Smithsonian Products have not been and shall not be produced or manufactured, in whole or in part by convict, forced or child labor. SOUNDPRINTS shall provide Smithsonian with any guarantee of compliance in such form as Smithsonian may from time to time designate, with respect to Smithsonian Products, as required or permitted under any law, rule or regulation of the United States and any other countries where Smithsonian Product is produced or delivered.

5. TERRITORY SOUNDPRINTS shall be entitled to use the License granted hereunder worldwide.

6. LICENSE PERIOD

         a. The License granted hereunder shall be effective as of August 13, 1996 and terminate as of September 30, 2002, unless sooner terminated in accordance with the terms and conditions of this Agreement (herein called "License Period").

         b. Within sixty (60) days of termination of the License Period and notwithstanding termination as provided in Paragraph 17, if SOUNDPRINTS is interested in continuing the manufacture and sale of then approved Smithsonian Products without further development of new Smithsonian Products and provides written notification to Smithsonian of such, Smithsonian agrees to enter into good faith negotiations to allow for continued sale of those products under a new agreement.

7. DISTRIBUTION

         a. SOUNDPRINTS shall sell Smithsonian Products through the same channels of distribution through which the SOUNDPRINTS lines are distributed, which are limited to the following: Wholesale and Retail Book Distributors, Wholesale and Retail Gift and Toy Distributors, Schools and Libraries, School book fairs and clubs, Museums and Aquariums, SOUNDPRINTS' and other Direct Mail Order Catalogs, Speciality Retailers, Book Clubs, Wholesale Clubs and Mass Merchandisers. Any additional channels will require prior written approval by Smithsonian.

         b. If SOUNDPRINTS sublicenses with any other entity for the sale, promotion, or premium of Licensed Products in the United States or abroad, it shall obtain the Smithsonian's prior written approval of such sublicensee and shall not proceed with such arrangement until it


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received the Smithsonian's written approval.

c. At Smithsonian's request, SOUNDPRINTS shall sell Smithsonian Products to Smithsonian at prices charged to SOUNDPRINTS' most favored unaffiliated customers, but only for retail sale by Smithsonian directly to consumers.

d. SOUNDPRINTS will not use Smithsonian Products for promotional activities, combination sales, as premiums, or giveaways, or for any similar method of merchandising without the prior written consent of Smithsonian.

e. SOUNDPRINTS shall promptly provide Smithsonian, at no charge, no more than twelve (12) copies of all Smithsonian Products for purposes such as quality control, museum collections, trademark registration and other related needs. Immediately upon conclusion of the approval and manufacturing process (as outlined in paragraph 3. a.) SOUNDPRINTS shall ship three (3) copies of each Smithsonian Product for archival purposes. These copies must be received by Smithsonian Product Development and Licensing prior to any shipments to the public.

8 PAYMENTS

Non-refundable Advance Against Royalties. Minimum Annual Guaranteed Royalty Payment SOUNDPRINTS agrees to pay Smithsonian the amount(s) specified in Schedule C, hereto annexed, as a minimum annual guaranteed royalty payment (herein called "Guarantee") and/or non-refundable advance against royalties, any or both of which shall be paid in accordance with the payment plan attached hereto in Schedule C and hereby incorporated into this contract.

Royalty Compensation:

         i. The term "sales proceeds" shall mean gross or invoiced sales of Smithsonian products less discounts and returns actually made or allowed, but no deduction shall be made for uncollectable accounts. No costs incurred in the development, promotion, or sale of Smithsonian products shall be deducted from any Royalty Compensation payable by SOUNDPRINTS.

         ii. SOUNDPRINTS agrees to pay Smithsonian a sum equal to the percentage(s), specified in Schedule C, of all sales proceeds received by SOUNDPRINTS or any affiliated, associated or subsidiary company for Smithsonian Products covered by this Agreement, including but not limited to sales made by SOUNDPRINTS to Smithsonian, although only one Royalty shall be paid for each item. (Such amount is herein called "Royalty Compensation"). Said payments shall be remitted by SOUNDPRINTS concurrently with each of the periodic statements required below.


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         c. Procedure. Payments should be mailed to the following address:

                           Smithsonian Institution
                           Product Development & Licensing
                           Box 0554
                           Washington, DC 20073-0554

All payments and correspondence regarding this License shall be addressed as above, and make reference to the Smithsonian Institution Contract Number on the first page of this Agreement.

9.PERIODIC STATEMENTS

         a. Within thirty (30) days after the end of each calendar quarter, as defined in Schedule C, SOUNDPRINTS will furnish to Smithsonian complete and accurate statements, certified to be accurate by an officer of SOUNDPRINTS showing the number, description and gross sales price and itemizing the allowable deductions from the gross sales price of each Smithsonian Product distributed and/or sold by SOUNDPRINTS during the preceding calendar quarter. Such statements shall be furnished to Smithsonian whether or not any of the Smithsonian Products have been sold during the preceding calendar quarter identified by the month in which such statements are due.

         b. Receipt or acceptance by Smithsonian of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Smithsonian from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by SOUNDPRINTS. In the event that Smithsonian has a reasonable basis for needing an independently certified statement, which need cannot otherwise be met, and upon demand of Smithsonian, SOUNDPRINTS shall, but not more than one (1) time in any twelve (12) month period, furnish to Smithsonian a detailed statement by an independent certified public accountant, showing the number, description, gross sales price, itemized deductions from gross sales price and net sales price of each Smithsonian Product distributed and/or sold by SOUNDPRINTS up to the date of Smithsonian's demand. If, the accounting errors are found to be more than 3% of total sales SOUNDPRINTS shall pay for the accounting. If the error is less than 3% of sales, Smithsonian shall pay for the audit.

         c. Statements should be mailed to the following address:

                          Director
                          Product Development & Licensing
                          Smithsonian Institution
                          955 L'Enfant Plaza, Suite 8000
                          Washington, DC 20024


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10. BOOKS AND RECORDS SOUNDPRINTS shall keep accurate books of account and records covering all transactions relating to the license hereby granted; Smithsonian and its duly authorized representatives shall have the right at all reasonable hours of the day to an examination of, including the right to make extracts from and copies of, said books of account and records and of all other documents and material in the possession or under the control of SOUNDPRINTS with respect to the subject matter and the terms of this Agreement. To facilitate inspection by Smithsonian of SOUNDPRINTS's books and records with respect to the amounts due Smithsonian, SOUNDPRINTS will designate an individual identification number which will be used exclusively in connection with Smithsonian Products. SOUNDPRINTS shall retain duplicates of all invoices to its customers for Smithsonian products. Smithsonian agrees that it will conduct no more than one (1) examination pursuant to the terms of this Agreement during any twelve (12) month period that this Agreement is in effect. All books of account and records shall be kept available for at least two (2) years after the termination of this License, or any renewal thereof, and SOUNDPRINTS agrees to permit inspection by Smithsonian during, such two (2) year period under the conditions stated above.

11. INDEMNIFICATION/HOLD HARMLESS

         a. Smithsonian hereby indemnifies SOUNDPRINTS and shall hold it harmless:

                  i. Against any claims or suits asserting any proprietary rights in an artifact or image from Smithsonian collections or which SOUNDPRINTS has reproduced pursuant to this Agreement, but only to the extent of SOUNDPRINTS' out-of-pocket costs; and

                  ii. Against any judgements or settlements arising out of use by SOUNDPRINTS of the Name as authorized in this Agreement, but only to the extent of such authorized use and only to the extent of SOUNDPRINTS' actual out-of-pocket costs including reasonable outside attorneys' fees; and provided further that SOUNDPRINTS shall give prompt written notice to Smithsonian of any such claim or suit, and provided further that Smithsonian shall have the option to undertake and conduct the defense of any suit so brought. Nothing contained in this subparagraph, or elsewhere in this Agreement, shall create any liability on the part of Smithsonian for any other claims or suits against SOUNDPRINTS.

         b. SOUNDPRINTS shall assist Smithsonian, to the extent necessary, in the protection of any of Smithsonian's right to the Name, and Smithsonian, if it so desires, may commence or prosecute at its own expense any claims or suits in its own name or in the name of SOUNDPRINTS or join SOUNDPRINTS as a party thereto. SOUNDPRINTS shall notify Smithsonian in writing of any infringements or imitations by others of the Name on articles the same as and/or similar to the Smithsonian Products. In the event that Smithsonian does not take action against an infringer, SOUNDPRINTS may do so at its own expense and Smithsonian will cooperate with SOUNDPRINTS in prosecuting any such action, provided, however, that SOUNDPRINTS shall have given Smithsonian thirty (30) days written notice of its intention to do so and Smithsonian shall not have objected thereto in writing in that period, it being


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understood that Smithsonian shall have the final determination whether or not any action shall be taken on account of such infringements or imitations.

         c. SOUNDPRINTS hereby agrees to indemnify, defend, and hold Smithsonian harmless from any claim or suit arising or alleging to arise out of or from the development of Smithsonian Products under the SOUNDPRINTS name, excepting claims for which Smithsonian is indemnifying SOUNDPRINTS.

12.1NSURANCE

         a. During the term of this Contract, SOUNDPRINTS shall secure and maintain at a minimum the following amount of insurance coverage:

                  Commercial General Liability, including products liability, in the minimum amount of three million ($3,000,000) dollars per occurrence.

         b. Insurance coverage must be procured from companies earning a minimum rating of B+6 in Best's Reports. Policies evidencing the above coverage shall include Smithsonian as an additional insured and shall include or provide for insurance coverage for liability assumed under this Contract. All such insurance policies shall contain a minimum thirty (30) day notice requirement to Smithsonian prior to cancellation. As evidence that SOUNDPRINTS has the original certificates of insurance or true copies of the policies shall be required coverage, presented to Smithsonian for review on a yearly basis. Smithsonian may also request copies of the policies for further review and evaluation. Before the expiration or cancellation of any insurance policy required hereunder, SOUNDPRINTS shall mail to Smithsonian certificates of insurance evidencing renewal or replacement coverage sufficient to satisfy its obligations under this Section. If Smithsonian does not receive this evidence of insurance coverage within a reasonable time after this contract is signed, and/or if SOUNDPRINTS fails to maintain the required insurance during the term of this Contract, Smithsonian shall provide written notice of its intention to cancel this Agreement unless this breach is remedied within five (5) business days. If the breach is not remedied within five (5) business days, Smithsonian may cancel this Agreement. If Smithsonian cancels pursuant to this provision, Smithsonian shall not incur any liability or penalty. Upon receipt of written notice of such cancellation, SOUNDPRINTS shall make all remaining payments due and owing to Smithsonian, including but not limited to royalties, under this Contract.

13.COPYRIGHT AND TRADEMARK

         a. Trademark. SOUNDPRINTS agrees to cause an appropriate statutory notice of trademark registration to be affixed to or imprinted on each Smithsonian Product wherever the federally registered trademarks, Smithsonian and/or Smithsonian Institution are first used. Such notice shall be in one of the following forms:


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                  i. (R) placed on the right hand "shoulder" of the trademark and/or

                  ii. "This trademark is owned by the Smithsonian Institution and is registered in the U.S. Patent and Trademark Office".

         Such trademark notice shall appear close to the trademark and shall be affixed to or imprinted on each Product or associated materials (i.e. including but not limited to hang tags and informational tags) the first time the registered trademarks, "Smithsonian" or "Smithsonian Institution" appear on the product and/or associated materials.

         The Smithsonian logo shall not be changed, altered, moved, manipulated or incorporated into another design and it shall stand separate and on its own. SOUNDPRINTS agrees to submit an attachment sample containing the Smithsonian logo and the SOUNDPRINTS logo before completion of the product design stage.

         Smithsonian agrees that SOUNDPRINTS may affix its own trademark to Smithsonian Product(s), subject to Smithsonian's prior written approval before completion of the product design stage.

         b. Copyright.

                  i. Plush Toys. It is agreed that Smithsonian shall be the exclusive copyright owner of the Smithsonian Products that consist of those plush toys developed with the assistance of the curatorial staff as set forth in Schedule A.

                  ii. Storybooks and Audio Tapes. It is further agreed that Smithsonian and SOUNDPRINTS shall hold joint copyright on all completed Smithsonian Products that consist of interactive toys that are developed with the assistance of the Smithsonian curatorial staff, published storybooks and audio tapes; except that copyright in the illustrations for the storybooks shall be retained by the Artist as set forth below in subparagraph 13.b.iii.

                  iii. Original Artwork, It is agreed that the artist(s) engaged by SOUNDPRINTS to create original artwork for the development of Smithsonian Products ("Artwork") may retain copyrights in that Artwork. Further, it is agreed that SOUNDPRINTS shall obtain in writing from the artist(s): (i) the right to use the Artwork in accordance with this Agreement, including a non-exclusive license for the Smithsonian to reproduce and to create derivative works of the Artwork for other products developed for the Smithsonian in addition to the Smithsonian Products and (ii) the agreement that the artist will not use or license others to use the Artwork for merchandise of any kind for the duration of this Agreement. If the Smithsonian reproduces the Artwork or creates derivative works for products other than Smithsonian Products, Smithsonian agrees to pay a minimum royalty to SOUNDPRINTS to be agreed upon in writing at the time of such use.


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                   iv. Other Materials, Except as set forth above in
subparagraph 13.b.iii, Smithsonian shall hold sole copyright in all materials related to the development of Smithsonian Products, including without limitation, designs, sketches, tracings, draft and finished artwork, packaging, advertisements, instructions and descriptive or textual materials.

           SOUNDPRINTS agrees to cause an appropriate copyright notice to appear on all copyrightable materials produced as a result of this agreement, including but not limited to, the product itself and any and all advertising, packaging and/or promotional materials relating to the product. Such copyright notice may not be removed for any purpose, including without limitation, for the purpose of using the Smithsonian Product or associated materials for any other purposes other than outlined in this agreement. Such copyright notice shall be in a form similar to the following:

                  (C) 1997 Smithsonian Institution

         SOUNDPRINTS shall secure and maintain United States copyright registration in the name of Smithsonian. SOUNDPRINTS shall submit proper samples and/or forms of the copyrighted material for copyright deposit purposes with the United States Library of Congress. SOUNDPRINTS shall be responsible for any and all costs associated with such registration and deposit.

         c. Good will. SOUNDPRINTS recognizes the great value of the prestige, publicity and good will associated with the Name, and in such connection, acknowledges that such good will exclusively belongs to Smithsonian and that the Name has acquired a secondary meaning in the mind of the purchasing public as a source of museum services and museum products.

14. DISPOSAL OF SECONDS In the event a Product under a Smithsonian license fails to pass SOUNDPRINTS's normal quality control inspection, or otherwise deviates from the standards of the industry, SOUNDPRINTS will not offer for sale and will destroy this substandard Smithsonian Product. Upon prior written consent of Smithsonian, SOUNDPRINTS may dispose of such products by selling them at a reduced price, provided that all references to the Name are removed from such products and product packaging prior to sale. A royalty shall be paid to Smithsonian on the sale of such products, based on the discounted sales price charged by SOUNDPRINTS.

                  i. If the parties mutually agree to discontinue production of a particular Smithsonian Product and SOUNDPRINTS owns a surplus of such Smithsonian Product, such Product will be designated as a remainder. Smithsonian Retail (or other Smithsonian entities) shall be offered first right of refusal for purchase of the abovementioned remainders at a royalty rate outlined in SCHEDULE C: ROYALTIES. If the Smithsonian declines to purchase the abovementioned remainders, SOUNDPRINTS may dispose of them subject to payment of royalties as set forth in SCHEDULE C.


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15. SPECIFIC UNDERTAKINGS OF SOUNDPRINTS During the term of the License Period and thereafter SOUNDPRINTS agrees that:

         a. It will not attack Smithsonian's rights in and to the Name and any copyright or trademark pertaining thereto, nor will it attack the validity of the License granted hereunder. It will not harm, misuse or bring into disrepute the name and, in the development of Smithsonian Product, will assist Smithsonian in preserving the integrity of the Name. This obligation shall continue indefinitely following expiration of the license;

         b. It will ensure that the development of Smithsonian Products proceeds in an ethical manner in keeping with the dignity and traditions of the Smithsonian and in accordance with the terms and intent of this Agreement;

         c. It agrees not to discriminate in its business practice including but not limited to hiring, marketing, sub-contracting and wholesaling on the basis of race, creed, color, religion, sex, age, national origin, handicap or for any other reason prohibited by Federal or applicable state law.

16. TERMINATION

         a. Breach. Smithsonian may terminate this Agreement at any time if the continued manufacture or sale of any Smithsonian Products will harm or bring into disrepute the Name or the reputation and integrity of the Smithsonian.

         b. Material Breach. Smithsonian may terminate this Agreement in the event of a material breach by SOUNDPRINTS provided that SOUNDPRINTS has been given thirty (30) days written notice of such breach, the nature of the breach has been identified, and SOUNDPRINTS has failed to cure, or to attempt to cure, the asserted breach to the satisfaction of Smithsonian within the notice period.

         c. Default. It is understood that SOUNDPRINTS will commence in good faith with the development of Smithsonian Products and will actively continue with the development, manufacture and sale of the Licensed Products in accordance with Schedule B. If SOUNDPRINTS fails to have manufactured, marketed, distributed or sold any Smithsonian Products in any two (2) consecutive calendar quarters during the License Period, Smithsonian shall have the right, in addition to all other remedies available to it, to terminate this Agreement upon thirty (30) days prior written notice. If the Licensed Products consist of more than one (1) product and most but not all of such products are not actively distributed and/or sold during any two (2) consecutive quarters, Smithsonian may terminate the Agreement entirely or only as to those certain products not being distributed and/or sold by SOUNDPRINTS. The effective date of such termination shall be thirty (30) days following receipt of the notice by SOUNDPRINTS.

         d.Bankruptcy/Cessation of Business. In the event SOUNDPRINTS enters into


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proceedings relating to bankruptcy, whether voluntary or involuntary,
SOUNDPRINTS agrees to furnish, by certified mail, written notification of the bankruptcy to the Contracting Officer. This notification shall be furnished within five (5) days of the initiation of the proceedings relating to bankruptcy filing. This notification shall include the date on which the bankruptcy petition was filed, the name and location of the court where the petition was filed and the Smithsonian Institution Contract Number as it appears on the first page of this Agreement. This obligation remains in effect until final payment is made under this Agreement. Upon receipt of such notice, and subject to such approvals as may be required by the bankruptcy court and/or trustee in bankruptcy, Smithsonian shall have the first and exclusive right to purchase part or all of SOUNDPRINTS's remaining Smithsonian Products. If Smithsonian chooses not to purchase the remaining Smithsonian Products, SOUNDPRINTS may dispose of the remainder consistent with the terms and conditions of this Agreement and/or the terms and conditions of any arrangement ordered by the court and/or trustee.

         e. Transfer. Smithsonian may terminate this Agreement effective immediately, at its sole option, if SOUNDPRINTS sells or otherwise disposes of substantially all of its business or assets to a third party, or control of SOUNDPRINTS is transferred, or present management of SOUNDPRINTS is changed, or no longer is involved directly in the day-to-day supervision of SOUNDPRINTS's performance under this Agreement unless SOUNDPRINTS shall have first obtained Smithsonian's prior written permission (which will not be reasonably withheld) to such transfer and/or changes.

         f. Excusable Delay. If by reason of the laws, regulations, acts, demands, orders, or interpositions of any government or any subdivision or agent thereof; or by acts of God, strike, fire, flood, weather, explosion, accidents, war, rebellion, insurrection, terrorism or any other cause beyond the control of either party whether similar or dissimilar to the foregoing SOUNDPRINTS shall be delayed or prevented from performing this Agreement, such delay or failure to perform shall be excused during the continuance of and to the extent of such cause, and the contract period for performance shall be extended for a period equal to the duration of such cause. If such delay exceeds ninety (90) days, either party hereto may terminate this Agreement, and all rights and obligations hereunder shall cease, except that SOUNDPRINTS shall be responsible for all sums due and owing as of the date of delay.

17. CONDUCT UPON TERMINATION

         a. Notice. Upon receipt of a notice of termination from Smithsonian, SOUNDPRINTS shall cease the manufacture, sale, promotion and distribution of the Licensed Products immediately, except for the sell-off period as specified in paragraph b of this section. SOUNDPRINTS shall deliver to Smithsonian within thirty (30) days of the date of termination a statement indicating the number and description of Smithsonian Products on hand or in process of being manufactured at the time of termination.

         b. Sell-off. SOUNDPRINTS has the right to dispose of the remaining inventory for six

(6) months following the date of termination, including the right to use promotional materials developed prior to termination, but only for purposes directly relating to disposal of remaining inventory. If SOUNDPRINTS intends to dispose of remaining inventory at a discounted price, SOUNDPRINTS shall notify Smithsonian in advance and afford Smithsonian the opportunity to buy part or all such inventory at the reduced price and no royalties would be due on such sales. If Smithsonian declines to buy the inventory, SOUNDPRINTS may sell it at the discounted price, provided it pays royalties in accordance with the provisions of Section 8 of this Agreement. Smithsonian shall have the right to conduct physical inventories during the six (6) month disposal period following termination of this Agreement and during normal business hours upon five days prior written notice to SOUNDPRINTS.

         c. Use of Name. Upon termination or expiration of this Agreement, SOUNDPRINTS shall cease to use the Name and shall not exploit in any manner its association with Smithsonian, except as authorized during the sell-off period. These provisions shall survive termination and expiration of this Agreement.

         d. Production Materials. All production materials, including molds, casts, dyes, plates, film or other photographic material, or similar production necessities containing the Name and first created as a result of this license shall, at the termination, expiration or other conclusion of this Agreement, be destroyed or returned to Smithsonian as specified by Smithsonian.

         e. Payment. In the event the License granted hereunder is terminated for any reason, SOUNDPRINTS shall pay immediately to Smithsonian any royalties accrued (based on sales to date of Smithsonian Products) and unpaid as of the effective date of such termination and, further, shall pay royalties on Licensed Products sold during the six (6) month sell-off period in accordance with the royalty provision of this Agreement. In addition, in the event SOUNDPRINTS terminates this Agreement for any reason or Smithsonian terminates this Agreement because of default or violation of the material terms of this Agreement by SOUNDPRINTS, SOUNDPRINTS shall be obligated to pay Smithsonian the entire amount of the minimum annual guaranteed royalty payment for entire year in which the default or termination occurred.

         f. Rights. Upon termination or expiration of this Agreement, all rights granted hereunder shall revert to Smithsonian.

18. CONDUCT UPON EXPIRATION OR RENEWAL OF THE LICENSE PERIOD Smithsonian shall send a notice of expiration or renewal to SOUNDPRINTS approximately sixty (60) days prior to expiration of the license period. Upon receipt of either notice, SOUNDPRINTS shall have fourteen (14) days from receipt of the notice to respond in writing. Smithsonian may grant such renewal in its sole discretion and may propose modifications of this Agreement as it deems appropriate. Except as modified by the parties, the terms and conditions applicable during the renewal term shall be the same as those contained herein. In the event SOUNDPRINTS fails to respond within the specified period of time or Smithsonian declines to grant renewal, the Agreement shall be deemed terminated and the rights and obligations of SOUNDPRINTS shall be governed by Section 17 above.

19. RESERVATION OF RIGHTS Notwithstanding any provision contained herein to the contrary, Smithsonian may license others, including but not limited to firms, individuals, co-partnerships or corporations to use the Name and trademarks in connection with other products and, except as specifically granted herein, the Smithsonian reserves all rights pertaining to the Name and trademarks.

20. AUTHORIZED REPRESENTATIVES

         a. Contracting Officer -- For the purposes of liaison and direction in contractual interpretation matters, dispute resolution, or for modification of this Agreement, SOUNDPRINTS shall deal with and Smithsonian shall be represented by the Smithsonian Contracting Officer or his special designee.

         b. Contracting Officer's Representative -- For purposes of liaison, providing guidance and direction in daily operational matters, granting approvals or withholding same, and for general contract coordination as detailed herein, the Smithsonian Institution Contracting Officer shall be represented by Director, Product Development & Licensing.

         c. Licensee's Representative -- ("Licensee") For purposes of liaison and direction in daily operational matters, Licensee shall be represented by William Burnham, or his or her representative. The Licensee's Representative shall be responsible for informing the staff of SOUNDPRINTS working on Smithsonian Products about each and every provision of this contract, including, but not limited to, Section 3, Approvals.

         d. Substitution of Representative -- Smithsonian and Licensee shall each have the right to change their representatives and designees set forth herein by providing notice pursuant to Paragraph 21 below. They shall also advise one another in writing of any substitution for said representatives.

21. NOTICES All correspondence, notices, royalty payments and all other written communications related to this Agreement in any way shall be delivered by U.S. certified mail, postage prepaid, return receipt requested, or a similar carrier requiring signature and receipt.

22. NOTICE. All notices which shall be required to be sent by Smithsonian to SOUNDPRINTS shall be sent to the following address:

                           SOUNDPRINTS
                           353 Main Avenue
                           Norwalk, Connecticut 06851

All notices which shall be required to be sent by SOUNDPRINTS to Smithsonian shall be sent to:

For Contract Coordination:               For Contract Matters:
Director                                 Contracting Officer
Product Development & Licensing          Office of Contracting and Property Mgmt
Smithsonian Institution                  Smithsonian Institution
955 L'Enfant Plaza, Suite 8000           955 L'Enfant Plaza, Suite P-114
Washington, DC 20024                     Washington, DC 20560

                                         With copy to:
                                         Office of the General Counsel
                                         Smithsonian Institution
                                         1000 Jefferson Drive
                                         Washington, DC 20560


By providing notice pursuant to this paragraph, either party to this Agreement may change the individuals and/or the address(es) for correspondence, notices, or royalties that are to be sent.

23. NO PARTNERSHIP This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Smithsonian and SOUNDPRINTS. Neither party shall have the right to obligate or bind the other in any manner whatsoever and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

24. NO ASSIGNMENT This Agreement and all rights and obligations herein are personal to SOUNDPRINTS and shall not be assigned without Smithsonian's prior written consent.

25. DISCLAIMER OF IMPLIED WAIVERS The failure of Smithsonian to insist upon the strict performance by SOUNDPRINTS of any of the terms of this Agreement, or the acceptance by Smithsonian of any payments, even partial payments, from SOUNDPRINTS with knowledge of any default or breach thereof, shall not be construed as a waiver by Smithsonian of its right to insist at any subsequent time upon the full performance of any of the terms of this Agreement.

26. CONSTRUCTION This Agreement shall be construed in accordance with the laws of the District of Columbia regardless of its place of execution or performance.

27. DISPUTE RESOLUTION Any dispute under this Agreement not resolved by the representatives of the contracting parties shall be resolved by mediation and any issues still in dispute following good faith mediation shall be resolved in Washington, D.C. in accordance with the rules of the American Arbitration Association in effect on the latest date of the signing of the Agreement, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

28. NECESSARY SIGNATURES AND CONSENT This Agreement and attached Schedules A through D constitute the complete understanding of the parties. This Agreement shall not be deemed effective, final or binding upon Smithsonian or SOUNDPRINTS until signed by each of them at the appropriate places at the conclusion of the annexed schedules.

29. SEVERABILITY The terms of this Agreement are severable. If any term or provision is declared invalid, it shall not affect the remaining terms which shall continue to be binding.

30. ENTIRE AGREEMENT This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements in this matter. There are no other written or oral agreements, representations or understandings with respect to the subject matter of this Agreement. This Agreement and its terms may be amended, modified, or waived only by written agreement, signed by the authorized representative of SOUNDPRINTS and the Contracting Officer, Smithsonian Institution. This Agreement may not be assigned by either party without the written consent of the other. Schedules incorporated into this Agreement per Sections 1, 3, 4, 8, 9, 16, and 17 above, begin following this page.

IN WITNESS WHEREOF, THE PARTIES hereto have signed this Agreement in duplicate originals as of the day and year above written.

SMITHSONIAN INSTITUTION                   SOUNDPRINTS

/s/ Ronald. F. Cuffe for                  /s/ William Burnham
------------------------                  ------------------------
John Cobert                               William Burnham
Contracting Officer                       President

June 17, 1997                             June 20, 1997
------------------------                  ------------------------
Date                                      Date

                        SCHEDULE A: SMITHSONIAN PRODUCTS

         1. As used herein the following words will have these definitions:

         REPRODUCTION: A reproduction is a product which is an exact copy of the original.

         ADAPTATION: An adaptation is a product which is a modification and/or derivative of the original. Through flexible interpretation of the artifact, the resulting product will have an appearance similar to the original, but may differ in terms of one or more of the following: function, material, type of manufacture and/or size or color.

         CREATION: A creation is a product resulting from the use of the Smithsonian Institution's collections and its mission as a source of inspiration and/or as a reference point. Such an item need not focus on a particular object in the collections, but rather might be a reflection of the collections as a whole.

         2. Smithsonian Products licensed hereunder

                  a. The Smithsonian Products will be limited to the following: children's illustrated storybooks with accompanying toys and audio tapes, children's plush toys and accompanying illustrated storybooks and audio tapes developed in conjunction with the following museums: Anacostia Museum, National Postal Museum, National Museum of Natural History, National Museum of American History, National Portrait Gallery, National Air & Space Museum.

                  b. Smithsonian Products will include the following products (reference number - description), and as photographed in the most recent SOUNDPRINTS trade catalogue:

Smithsonian Wild Heritage Collection:

1090 - Mountain Goat - 14" toy.
1690 - Wild And Free - 8" toy, 16" toy, book, paper back book, tape.
3001 - Tassel's Mission - 7" toy, 10" toy, book, tape.
3003 - Summer Coat, Winter Coat - 8" toy (white & tan), 11" toy (white & tan), book, paper back book, tape.
3008 - Heart Of The Arctic - 6" toy, 11" toy, book, tape.
3011 - The Horse's Return to America - 9" toy, 13" toy, book, paper back book, tape.
3012 - Swan Flyway - 8" toy, 13" toy, book, paper back book, tape.
3013 - Prairie Dog Town - 8 " toy, 11" toy, book, paper back book, tape.
3014 - Puffin's Homecoming - 8" toy, 11" toy, book, paper back book, tape.
3015 - Little Porcupine's Winter Den - 7" toy, 9" toy, book, paper back book, tape.
3016 - Jackrabbit and the Prairie Fire - 7" toy, 14" toy, book, paper back book, tape.
3017 - Seasons of a Red Fox - 8" toy, 14' toy, book, paper back book, tape.
3020 - Black Bear Cub - 6" toy, 11" toy, book, paper back book, tape.
3022 - Round-Tailed Muskrat - 8" toy.
3026 - Coyote Pup - 14" toy.
3027 - Grey Wolf Pup - 8" toy, 14" toy, book, paper back book, tape.
3028 - Puma Range - 6" toy, 12" toy, book, paper back book, tape.
3029 - Beaver Stream - 9" toy, 16" toy, book, tape.

2404 - Stegosaurus - 16" toy, 12" toy, mini toy.
2405 - Triceratops toy.
2406 - Tyrannosaurus - 12" toy.
2407 - Apatosaurus (Brontosaurus) - l7" toy, 15" toy.
2410 - Pterodactyl - 17" toy.
2412 - Wooly Mammoth - 15" toy.
2414 - Stegosaurus toy.
2415 - Triceratops - 16" toy, 12" toy, mini toy.
2416 - Tyrannosaurs - 12'toy, 16" toy.
2417 - Apotosaurus - 17" toy.

Smithsonian Oceanic Collection:
4001 - Dolphin's First Day - 7" toy, 14" toy, book, micro book, tape.
4002 - Seal Pup Grows UP - 7" toy, 14" toy, book, micro book, tape.
4003 - Manatee Winter - 6" toy, 15" toy, book, micro book, tape.
4004 - Orca Song - 6" toy, 13" toy, book, micro book, tape.
4005 - Otter On His Own - 7" toy, 14" toy, book, micro book, tape.
4006 - Great White Shark - 8" toy, 15" toy, book, micro book, tape.
4007 - Sea Turtle Journey - 7" toy, 12" toy, book, tape.
4008 - Coral Reef Hideaway -13" toy, book, tape.
4009 - Little Walrus Warning - plush toy, 12" plush toy, book, tape.
4010 - Lobster's Secret - book.
4011 - The Ice's Edge (The story of a Harp Seal pup) - 13" toy, book.
4012 - Beluga Passage - 12" toy, book, tape.
4057 - Sea Turtle Journey - micro book.
4058 - Coral Reef Hideaway - 7" toy, micro book.
4059 - Little Walrus Warning - micro book.
4060 - Lobster's Secret - 8'plush toy, 16" plush toy, micro book.
4061 - The Ice's Edge (The story of a Harp Seal pup) - micro book, tape, 6' toy. 4062 - Beluga Passage - 6' toy, micro book.

Smithsonian's Backyard Series:
5002 - Skunk at Hemlock Circle - 12'toy, book, tape.
5007 - Robin At Hickory Street - 6" toy, 12" toy, book, micro book, tape.
5008 - Raccoon At Clear Creek Road - 6" toy, 12" toy, book, micro book, tape. 5009 - Ladybug at Orchard Avenue - 9" toy, book, tape.
5010 - Screech Owl at Midnight Hollow - 10" toy, book, tape.
5011 - Armadillo at Riverside Road - 13" toy, book, tape.
5012 - Daddy Longlegs at Birch Lane - 6" toy, book, tape.
5051 - Chipmunk At Hollow Tree Lane - 6" toy, 9" toy, book, micro book, tape. 5052 - Skunk at Hemlock Circle - 6" toy, micro book.
5060 - Screech Owl at Midnight Hollow - 6" toy, micro book.
5061 - Armadillo at Riverside Road - 3.5" toy, micro book.
5052 - Skunk- at Hemlock Circle - 6" toy, 12" toy, book, micro book, tape.
5053 - Fawn At Woodland Way - 6" toy, 12" toy, book, micro book, tape.
5054 - Woodchuck At Blackberry Road - 6" toy, 10" toy, book, micro book, tape. 5055 - Cottontail At Clover Crescent - 6" toy, 12" toy, book, micro book, tape. 5056 - Grey Squirrel At Pacific Avenue - 6" toy, 10" toy, book, micro book, tape.
5059 - Ladybug at Orchard Avenue - 6" toy, micro book.
5062 - Daddy Longlegs at Birch Lane - micro book, 3.5" toy.

Smithsonian Odyssey Series:

6001 - One Giant Leap - 11" stuffed Astronaut with voice module, hardcover book, paperback book, tape.
6002 - The Great Wonder - 6" square X 5' tall modular pyramid, hardcover book, paperback book, tape.
6003 - The Last Rail - 16" X 20" puzzle, hardcover book, paperback book, tape. 6004 - A Golden Age - 1940's reproduction radio, hardcover book, paperback book, tape.

         c. Any change to these (this) product(s) must be made by amendment and signed by the parties. Each Smithsonian Product will be accompanied by appropriate textual material provided and/or approved by Smithsonian.

         3. The minimum number of new Smithsonian Products produced each year (as defined in SCHEDULE C: ROYALTY PAYMENTS) shall be as follows:

A minimum of four (4) to six (6) storybook and toy combinations for a total 42 titles for the period beginning, October 1, 1995 through September 30, 2002.

                    SCHEDULE B: CONCEPT AND DESIGN APPROVALS

Approval Stages

CONCEPT
PRELIMINARY DRAFT MANUSCRIPT
SKETCHES
FINAL MANUSCRIPT
COVER ART
FINAL ART

A production and approval schedule shall be submitted by SOUNDPRINTS for each new proposed title. This schedule shall be submitted a minimum of six (6) months prior to the proposed start of development of Smithsonian Products. The appropriate Smithsonian curator shall agree to SOUNDPRINTS production and approval schedule prior to the start of the development of Smithsonian Products.

SCHEDULE C: ROYALTY COMPENSATION

ROYALTIES

         SOUNDPRINTS shall pay Smithsonian the percentage of sales proceeds listed below as royalty payment. Sales proceeds shall be defined by Paragraph 8 (b) above, and royalties shall be payable within thirty (30) days of the end of the calendar quarter. For the purposes of this contract, quarters are defined as ending September 30, December 31, March 31 and June 30.

- 5% (five percent) - on wholesale sales of all toys (plush and otherwise)

- 5% (five percent) - on wholesale sales of toy/book and or tape combinations

-        5% - (five percent) - on books alone

- 5% (five percent) of all retail/direct response sales (based on the retail price)

- 5% (five percent) - on remainders (as defined in Paragraph 14. DISPOSAL OF SECONDS).

MINIMUM ANNUAL GUARANTEED ROYALTY PAYMENT

         SOUNDPRINTS guarantees that it will pay to Smithsonian NO LESS THAN THE AMOUNTS PER YEAR LISTED BELOW, for the life of this Agreement. In the event that the annual royalties paid by SOUNDPRINTS do not meet or exceed the guarantee in any given year, SOUNDPRINTS is obligated to pay Smithsonian the difference between the sum of amounts paid and the annual guarantee. Annual guarantee settlement to be made on or before the end date of the contractual year as listed below.

Defined years:                                              Annual Guarantee:
--------------                                              -----------------
October 1, 1995 through September 30, 1996                  $ 80,000
October 1, 1996 through September 30, 1997                  $ 85,000
October 1, 1997 through September 30, 1998                  $ 90,000
October 1, 1998 through September 30, 1999                  $ 95,000
October 1, 1999 through September 30, 2000                  $100,000
October 1, 2000 through September 30, 2001                  $105,000
October 1, 2001 through September 30, 2002                  $110,000

              SCHEDULE D: TRADEMARK AND DESIGN PROTECTION AGREEMENT

         RE:      Sample/Purchase Orders and Manufacturing Contracts for:

         Dear Sir or Madam:

         Our company may be entering into Sample/Purchase Order Contract or other manufacturing arrangements with you in the near future and would like to take this opportunity to call to your attention the basis upon which we will enter such arrangements.

         Pursuant to our agreements, we may be providing you with certain designs and art work and requisitions for finished items (including samples), piece goods and trim, packaging, business materials or labels, among other things. By accepting our instructions, orders, or contracts, your firm agrees that it has only a limited, non-transferable right to use any trademarks, characters, designs, names, symbols, and/or other materials copyrighted, or owned by the Smithsonian Institution or any of its affiliates. You agree that such Material shall not be used by your firm at any time for any purpose other than that for which they were placed in your trust, i.e. in fulfillment of sample/purchase orders and/or manufacturing arrangements, and you shall exercise due diligence so that they are not made available to third parties. No rights shall remain in your firm or its employees or agents as to such material of Smithsonian and you agree that to the extent your firm may acquire any rights to said material, such rights shall revert to Smithsonian, or its affiliates, as the case may be, without any further act of the parties hereunder. All materials containing the aforementioned Material will be returned promptly at any time Smithsonian requests such return, but in any event no later than when the finished product is shipped to SOUNDPRINTS.

         Please place the acknowledgment signature of two (2) of your executive officers in the space provided below and return one signed copy of this letter to the undersigned as soon as possible. Thank you for your cooperation.

Respectfully yours,

         By:________________________   By:________________________

         Title:_____________________   Title:_____________________


                         [SPECIMEN ONLY -- DO NOT SIGN)

                            SMITHSONIAN INSTITUTION
                             WASHINGTON, D. C. 20560

                                                  S.I. Contract #RPC-700038-0002
                                  AMENDMENT #2                   Fund #121830038

         WHEREAS the SMITHSONIAN INSTITUTION and TRUDY CORPORATION (herein called TMC/SOUNDPRINTS) entered into a Licensing Agreement on August 11, 1988 (Fund #21830038; Contract PC #700038), for the Development of Licensed Products; and

         WHEREAS both parties now deem it of mutual interest and benefit to amend the said License Agreement;

         NOW, THEREFORE, the parties hereby amend the said License Agreement as follows:

Paragraph 6: License Period

         Amend to extend the license period from January 31, 1994 to January 31, 1997

SCHEDULE C: ROYALTY COMPENSATION:

MINIMUM ANNUAL GUARANTEED ROYALTY PAYMENT

         TMC/SOUNDPRINTS guarantees that it will pay to SMITHSONIAN no less than $40,000 per year, for the life of this agreement. In the event that the annual royalties paid by TMC/SOUNDPRINTS do not meet or exceed the guarantee in any given year, TMC/SOUNDPRINTS is obligated to pay SMITHSONIAN the difference between the sum of amounts paid and the annual guarantee. Annual guarantee settlement shall be made within thirty (30) days of the Anniversary date of this agreement.

         Unless "years" are defined differently below, each "year" shall be defined as ending on the anniversary date of this Agreement.

All other terms and conditions of said license agreement remain unchanged and in full force and effect.

SMITHSONIAN INSTITUTION                              TRUDY CORP./SOUNDPRINTS

/s/ Robert Perkins                                   /s/
---------------------------                          ---------------------------
Robert Perkins                                       Name  Vice President
Contracting Officer

7-21-93                                              6/4/93
---------------------------                          ---------------------------
Date                                                 Date